EXHIBIT 99.1

Structured Asset Trust Unit Repackagings (SATURNS)

Series 2001-8 Trust

To liquidate its assets and terminate

CUSIP:	80409Q200

Symbol	MJN

FOR IMMEDIATE RELEASE:

February 2, 2006

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), AT&T Corp. Debenture Backed Series 2001-8 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “MJN”), announced today that a “Trust Wind Up Event” has occurred under the terms of the Trust Agreement governing the Trust and that the Trust will liquidate its assets and terminate. Settlement of a sale of the securities held by the Trust is expected to occur on February 8, 2006, and a liquidation distribution is expected to be made with respect to the Units of the Trust on February 8, 2006.

The Trust Wind Up Event and requirement for termination of the Trust arose after the merger of AT&T Corp. with SBC Communications Inc. (now known as AT&T Inc.), following which AT&T Corp. became a subsidiary of AT&T Inc. Thereafter, AT&T Corp. withdrew from listing on the New York Stock Exchange (“NYSE”) the securities held by the Trust, which had previously given rise to reporting obligations for AT&T Corp. under the Securities Exchange Act of 1934 (the “Exchange Act”). AT&T Corp. subsequently terminated its reporting obligations under the Exchange Act, and it is the stated intention of the parent of AT&T Corp., AT&T Inc., not to provide financial reporting information in relation to AT&T Corp. As a result, the Depositor of the Trust would be unable to meet its Exchange Act reporting obligations in relation to the Trust, which circumstance constitutes a Trust Wind Up Event.

Contact:

LaSalle Bank National Association	Andy Streepey, ABS Trust Services, 312-904-9387